Exhibit 99.1
                                [GRAPHIC OMITTED]                   ------------
                                     MAXCOR
                                                                  April 29, 2004

Dear Fellow Stockholders:

         We are proud to report that 2003 was our second straight year of record financial performance. Reflecting this strength (as well as the change in the tax treatment of corporate dividends), we initiated our first ever quarterly dividends in the second half of 2003, at an annualized rate of $.25 per share.

         Our focus in 2003 was to improve and increase market share in our existing Euro Brokers businesses, while also building and expanding our Maxcor institutional sales and trading businesses. We had some successes in both of these areas, although we have plenty more to accomplish before we will feel satisfied. One advantage we have in these efforts is the high quality of the infrastructure at our new offices and our entrepreneurial spirit. These attributes greatly assist our ability to retain and attract talented employees, who, although it is a cliche, are truly our greatest asset.

         We take pride in highlighting some of our significant financial achievements in 2003:

         o Our net revenues grew by 14%, from $170.4 million in 2002 to $194.7 million in 2003;

         o Our net income grew by 30%, from $12.5 million in 2002 to $16.3 million in 2003; and

         o Our book value per share increased by 28%, from $6.56 at year-end 2002 to $8.41 at year-end 2003.

         One of our goals as a company is to maintain our consistent track record of profitability, quarter in and quarter out, and increase stockholders' equity - even though the nature of the markets in which we participate may cause significant income fluctuations for any given quarter. We are proud to say that every quarter in 2003 was profitable - extending our run of consecutive profitable quarters to thirteen.

         We feel it is important as individuals and as a firm to remember to be charitable and support worthy causes. We are pleased to report that on April 19, 2004, we held our third annual charity day and raised over $1 million, with 100% of these proceeds going to our Maxcor Foundation and our Euro Brokers Relief Fund. We thank our customers for their generous support and our employees for their fantastic efforts in making the day a resounding success.

         We have been in our new headquarters at One Seaport Plaza in lower Manhattan now for over a year, and although we are looking forward and are committed to growing and leveraging our first class facility, we will never forget our past. In a very moving October 2003 ceremony at our premises with our 9/11 families, we unveiled a beautiful glass and marble memorial wall. The names of each of the 61 dear members of the Maxcor and Euro Brokers family who we lost are permanently etched into the wall. We will never forget them.

         For 2004, we look forward to the challenges and opportunities that lie ahead. We will strive to remain focused and disciplined, so as to improve our chances of succeeding in a world that is uncertain both politically and economically. We participate in extraordinarily competitive markets, but believe we are well-positioned to perform in them. We remain committed to achieving strong bottom-line results and building stockholder value.

                                Very truly yours,


  /s/ GILBERT D. SCHARF                      /s/ KEITH E. REIHL
  --------------------------------           -----------------------------------
  Gilbert D. Scharf                          Keith E. Reihl
  Chairman & C.E.O .                         Chief Operating Officer g Officer

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